           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 63 to Registration Statement No. 2-33043 on Form N-1A of our report dated
October 9, 2007, relating to the financial statements and financial highlights of Oppenheimer Capital Income Fund, appearing in the Annual Report on Form N-CSR of Oppenheimer Capital Income Fund for the year ended August
31, 2007, and to the references to us under the headings "Independent
Registered Public Accounting Firm" in the Statement of Additional Information
and "Financial Highlights" in the Prospectus, which are part of such
Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
November 27, 2007